EXHIBIT 99.1


Columbia Laboratories is initiating this bimonthly newsletter to keep its stockholders updated on the latest product developments and their position within the evolving markets. We will also keep you current on market penetration and new launches of our existing product line and inform you of changes in regulations or market environment that can alter Columbia's position.

August, 1999

ARES-SERONO TO RE-LAUNCH CRINONE(R) 8% (PROGESTERONE GEL) IN SEPTEMBER AT THE
ASRM

Ares-Serono, the world leader in reproductive health, will commence its worldwide re-launch of Crinone 8% at the American Society of Reproductive Medicine (ASRM) Annual Meeting in Toronto, September 25 - 30, 1999. During this meeting an interim analysis of a study conducted in more than 1,250 women using Crinone 8% as part of an IVF procedure will be presented. This interim analysis of one of the largest IVF studies ever conducted, suggests that clinical pregnancy rates with Crinone 8% are significantly higher when compared to historical data from these 16 participating U.S. centers. Prior to using Crinone 8% the vast majority of these centers used intramuscular (IM) progesterone. The interim analysis suggests there is no reason to subject women to painful daily deep intramuscular injections of progesterone when simple vaginal applications of Crinone 8% gel will prepare the endometrium (the lining of the uterus) for embryo implantation and maintain pregnancy.

In the same multi-center study nearly 400 women undergoing Intrauterine Insemination (IUI) procedures were evaluated. Clinical pregnancy rates in these women were well above norm demonstrating the benefits of using Crinone 8% to support the luteal phase in IUI procedures. (This data will also be presented at the ASRM in Toronto in September 1999). Approximately, 500,000 IUI procedures are performed annually in the U.S. alone, appreciably expanding the market opportunity for Crinone 8%.

Ares-Serono will begin the launch of Crinone 8% in many new countries in Europe and South America during the fourth quarter, 1999. They will also significantly step-up the marketing effort in countries where Crinone 8% has already been launched, notably the United States, Germany, Italy and the UK.

MIPHARM TO LAUNCH MIPHIL(TM) IN ITALY IN OCTOBER, 1999

Bacterial vaginosis (BV) is the most common vaginal disorder in women of reproductive age affecting 15 to 20% of women. Many patients complain of vaginal discharge and a foul amine (fishy) odor. The odor is caused by amines produced by various species of bacteria which replace the dominant member of the normal vaginal flora, lactobacilli. A vaginal pH above 5 favors the growth of these microorganisms over lactobacilli and volatilizes the amines to produce the unpleasant odor. This odor is particularly prominent for 24 hours after unprotected intercourse because of semen's high pH (7.8- 8.2) and buffering capacity.

Miphil(TM) vaginal gel developed by Columbia and licensed to Mipharm for Southern Europe is a unique product that reduces vaginal pH for 72 hours or more and eliminates the odor associated with BV. Odor is eliminated by Miphil's pH-lowering action as of the first administration. When pH is maintained below 5, there is an increased likelihood that the vagina will be recolonized by the normal vaginal constituent, lactobacilli. The long lasting pH effect of Miphil is made possible by bioadhesion, a delivery system that allows the product to adhere to vaginal epithelial cells and stay in place until they turn over, approximately 3 to 5 days. Miphil contains no antimicrobial agent and does not induce the side effects often encountered with oral therapies used to eradicate recurrent BV. Miphil's key ingredient is

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polycarbophil, a patented bioadhesive polymer used in medical and healthcare products utilized by several hundred thousand women worldwide. Polycarbophil, which is also the base of the progesterone vaginal gel (Crinone(R)) approved for use in pregnant women worldwide, has a high buffering capacity that maintains the vaginal pH in the physiologic range 4-5. In 1999, Columbia received a new patent for the pH action of polycarbophil, a very large molecule that is neither absorbed nor immunogenic.

The launch of Miphil in Italy will provide marketing insight, thereby helping facilitate its launch by additional partners in other European countries and by Columbia in the United States, next year. Miphil will compete against vaginal douches which are used by nearly 30% of women in the United States. Douching is frowned upon by most gynecologists because it has a negative impact on the natural vaginal flora. Miphil on the other hand, reduces pH and favors a normal flora.

CHRONODYNE(TM) (TERBUTALINE GEL) TO ENTER PHASE III STUDIES

Menstrual cramping is a problem afflicting more than 30% of women of reproductive age, with more than 17 million sufferers in the U.S. and over 20 million in Europe. Most women experience cramping just prior to and during the first few days of menses. The utero-relaxant effects of terbutaline and other ?2 agonists have been well documented. Use of terbutaline results in decreased myometrial (uterine muscle) activity thereby alleviating uterine cramping. Terbutaline simultaneously increases local uterine blood flow in women with menstrual cramping. However, ?-agonists such as terbutaline have not previously been used to prevent or treat the uterine cramping due to an unacceptable level of adverse effects, primarily tachycardia (rapid heart rate) and tremors.

Columbia Laboratories has developed Chronodyne, a vaginal terbutaline gel, for use in menstrual cramping. Columbia's patented bioadhesive delivery system ensures the controlled and prolonged release of terbutaline to the uterus. The vaginal route utilizing Columbia's patented system preferentially transports terbutaline directly from the vagina to the uterus, thereupon ensuring therapeutic uterine concentrations while avoiding high serum levels commonly associated with side effects. Early studies have demonstrated that Chronodyne does not increase heart rate or cause tremors.

Currently, no other product effectively addresses the underlying cause of menstrual (uterine) cramping. Women use prescription and over-the-counter analgesics such as Tylenol(R) and Advil(R) to counter the pain. At best these agents diminish the discomfort but do Not alleviate all the symptoms. Chronodyne begun at the first sign of menstrual cramping, usually one to two days before menses, can prevent uterine contractions thus eliminating the problem. No other product can produce this result without concurrently creating severe adverse effects. The market opportunity is enormous if Chronodyne performs well in clinical trials. The development program for Chronodyne continues to be on target with an expected approval and launch date in the 3rd quarter of 2001.

Timing of development plan:

    o    Completion of Phase II - 4th quarter, 1999
    o    Beginning of Phase III - 4th quarter, 1999
    o    Completion of Phase III - 3rd quarter, 2000
    o NDA and UK (Multi-state procedure) registration to be filed - 4th quarter, 2000
    o    Approval and launch expected in the US and Europe - 3rd quarter 2001.


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TESTOSTERONE BIOADHESIVE BUCCAL TABLETS - NEW TECHNOLOGY THAT COULD SPAWN A
GENERATION OF PATENTED THERAPEUTICS

Statistics show that one million men in Europe and the United States suffer from hypogonadism, characterized by a deficiency or absence of endogenous testosterone production. Columbia has developed a testosterone bioadhesive tablet (new patent pending) which adheres to the buccal mucosa for more than 12 hours. The tablet completely replaces the physiologic levels of testosterone produced by men, contrasting with commonly used large transdermal patches which produce sub-physiologic levels by only delivering 5 mg per day. The new bioadhesive buccal tablet is only 9 mm in diameter and insensible after being inserted into the mouth. Phase III studies for the treatment of hypogonadal men are planned for 2000 and an NDA submission is planned early 2001.

Columbia is also developing the testosterone tablet for treatment of andropause in men. Like the failure of the ovaries to produce estrogen in menopausal women, andropause is characterized by a failure of the testis to produce sufficient testosterone. Andropause has the same impact on men as menopause on women, increasing risk of cardiovascular disease, Alzheimer's disease and osteoporosis. Columbia is now exploring ways in which it can take advantage of this large market opportunity.

This newsletter contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are note guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, possible delays in the marketing of Crinone 8% and Miphil, possible delays in the development of Chronodyne and testosterone biodadhesive buccal tablets, competitive, economic, and regulatory factors in the pharmaceutical and health care industry, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission.


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